EXHIBIT #99

                     GLOBAL 1 INVESTMENT HOLDING CORPORATION
                     CERTIFICATE OF DESIGNATION OF TERMS OF
                    NON-CUMULATIVE PREFERRED STOCK, SERIES A

1.      Designation, Par Value and Number of Shares.

        The designation of the series of preferred stock of the Global 1 Investment Holding Corporation ("GOIH") created by this resolution shall be "Non-Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock"), and the number of shares initially constituting the Series A Preferred Stock is 50,000,000. Shares of Series A Preferred Stock will have $10.00 par value and a stated value and liquidation preference of $10.00 per share. The Board of Directors of GOIH, or a duly authorized committee thereof, in its sole discretion, may reduce the number of shares of Series A Preferred Stock, provided such reduction is not below the number of shares of Series A Preferred Stock then outstanding.

2.      Dividends.

        (a) Holders of record of Series A Preferred Stock (each individually a "Holder", or collectively the "Holders") will be entitled to receive, when, as and if declared by the Board of Directors of GOIH, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefore, non-cumulative quarterly dividends which will accrue from and including the date of issuance and will be payable on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing March 31, 2008. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. A "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized by law to close. Dividends will be paid to Holders on the record date fixed by the Board of Directors or a duly authorized committee thereof, which may not be earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date.

        If declared, the initial dividend, which will be for the period from and including the date of issuance to but excluding March 31, 2008, will be 7.000% per annum, or $0.70 per share. Thereafter, if declared, quarterly dividends will accrue at a variable per annum rate equal to the greater of (1) 7.000% and (2) the sum of the Ten Year CMT Rate (as defined below) applicable to such quarterly period plus 2.375%. On March 31, 2008 and each June 30, September 30, December 31 and March 31 thereafter, the previous dividend rate will be replaced with the dividend rate determined in accordance with the immediately preceding sentence. In determining the dividend rate for any Dividend Period (as defined below), the Ten Year CMT Rate for such Dividend Period will be calculated by GOIH on the second Business Day immediately preceding the first day of such Dividend Period ( each a "Determination Date"). The "Dividend Period" relating to a Dividend Payment Date will be the period from and including the preceding Dividend Payment Date (or, in the case of the initial dividend, December 30, 2007) to but excluding such Dividend Payment Date. If GOIH redeems the Series A Preferred Stock, the dividend that would otherwise be payable for the then-current quarterly Dividend Period will be included in the redemption price of the shares redeemed and will not be separately payable.

        Dividends payable on the Series A Preferred Stock for any period greater or less than a full Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends per share payable at redemption will be rounded to the fourth digit after the decimal point. Dividends payable on the Series A Preferred Stock for each full Dividend Period will be computed by dividing the per annum dividend rate by four. The amount of quarterly dividends per share will be calculated by multiplying the preceding rate by the stated value per share of $10.00, the product of which will be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded up by one.)

        The "Ten Year CMT Rate" for any Determination Date with respect to any Dividend Period will be the rate equal to (in the following order of priority):

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Exhibit----Cert of Designation---GOIH Series A
Page 2 of 7

                (1) the one-week average yield on 10-year United States Treasury securities at "constant maturity" as estimated from the United States Department of the Treasury's weekly yield curve, as published in the latest H.15(519) (as defined below) available on the applicable Determination Date with respect to such Dividend Period, provided that such H.15(519) was first available not earlier than ten calendar days before such Determination Date, under the column "Week Ending" for the week most recently ended opposite the heading "U.S. government securities-Treasury Constant Maturities, 10-year."

                (2) if the latest H.15(519) available on the applicable Determination Date with respect to such Dividend Period was first available prior to ten calendar days before such Determination Date, the Ten Year CMT Rate will be such 10-year United States Treasury constant maturity rate (or other 10-year United States Treasury rate) for such Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that GOIH determines to be comparable to the rate formerly published in H.15(519).

                (3) if the Ten Year CMT Rate as described in clause (2) is not published by 10:00 a.m. (New York City time) on the applicable Determination Date, the Ten Year CMT Rate will be calculated by GOIH and will be a yield to maturity (expressed as a bond equivalent and as a decimal on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m. (New York City time) on such Determination Date of three leading primary United States government securities dealers in The City of New York selected by GOIH (from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for direct noncallable fixed rate obligations of the United States ("Treasury Notes") most recently issued with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years. If three or four (and not five) of such dealers are quoting as described in this clause (3), then the Ten Year CMT Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations will be eliminated.

                (4) if fewer than three dealers selected by GOIH are quoting as described in clause (3), the Ten Year CMT Rate will be calculated by GOIH and will be a yield to maturity (expressed as a bond equivalent and as a decimal on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m. (New York City time) on the applicable Determination Date of three leading primary United States government securities dealers in The City of New York selected by GOIH (from five such dealers and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)) for Treasury Notes with an original maturity of the number of years that is next highest to ten years and a remaining term to maturity closest to 10 years. If three or four (and not five) of such dealers are quoting as described in this clause (4), then the Treasury Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations will be eliminated.

                (5) if fewer than three dealers selected by GOIH are quoting as described in clause (4), the Ten Year CMT Rate will be the Ten Year CMT Rate in effect for the prior Dividend Period.

        In the case of clause (4), if two Treasury Notes with an original maturity of approximately ten years have remaining terms to maturity equally close to 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

        "H.15(519)" means the weekly statistical release designated as such, published by the Board of Governors of the Federal Reserve System and currently available at http://www.federalreserve.gov/releases/h15/current.

        GOIH's determination of the Ten Year CMT Rate and the dividend rate will be final and binding.

        (b) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of GOIH or any other stock of GOIH ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series A Preferred Stock) may be declared or paid or set apart for payment on GOIH's common stock (or on any other stock of GOIH ranking, as to the payment of dividends, junior to the Series A Preferred Stock) unless dividends have been declared and paid or set apart (or ordered to be set apart) on the Series A Preferred Stock for the

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Exhibit----Cert of Designation---GOIH Series A
Page 3 of 7

then-current quarterly Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Series A Preferred Stock in the event that dividends have not been declared or paid or set apart (or ordered to be set apart) on the Series A Preferred Stock in respect of any prior Dividend Period. If the full dividend on the Series A Preferred Stock is not paid for any quarterly Dividend Period (including a dividend that is not paid because regulatory approval is not granted), the Holders of Series A Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on GOIH's common stock (or any other stock of GOIH ranking, as to the payment of dividends, junior to the Series A Preferred Stock) for such Dividend Period.

        (c) The Board of Directors of GOIH, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on GOIH's common stock (or any other stock of GOIH ranking, as to the payment of dividends, junior to the Series A Preferred Stock).

        (d) No full dividends shall be declared or paid or set apart for payment on any stock of GOIH ranking, as to the payment of dividends, on a parity with the Series A Preferred Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series A Preferred Stock for the then-current quarterly Dividend Period. When dividends are not paid in full upon the Series A Preferred Stock and all other classes or series of stock of GOIH, if any, ranking, as to the payment of dividends, on a parity with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and all such other stock of GOIH will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series A Preferred Stock (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such other stock bear to each other.

        (e) No dividends may be declared or paid or set apart for payment on any shares of Series A Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of GOIH ranking, as to the payment of dividends, prior to the Series A Preferred Stock.

        (f) Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3.      Optional Redemption.

        (a) The Series A Preferred Stock shall not be redeemable prior to December 31, 2009. On and after that date, subject to (x) the notice provisions set forth in Section 3(b) below, (y) the receipt of any required regulatory approvals and (z) any further limitations which may be imposed by law, GOIH may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefore, at the redemption prices set forth in the table below, if redeemed during the twelve-month period ending on December 31 of the year indicated below, plus an amount equal to the amount of the dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such redemption, but without accumulation of unpaid dividends on the Series A Preferred Stock for prior Dividend Periods.

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Exhibit----Cert of Designation---GOIH Series A
Page 4 of 7

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, GOIH will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors of GOIH, or a duly authorized committee thereof, in its sole discretion deems equitable.

        (b) In the event GOIH shall redeem any or all of the Series A Preferred Stock as aforesaid, GOIH will give notice of any such redemption to Holders of Series A Preferred Stock not less than 30 days prior to the date fixed by the Board of Directors of GOIH, or duly authorized committee thereof, for such redemption. Each such notice will state: (1) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all of the shares of Series A Preferred Stock held by a Holder are to be redeemed, the number of shares to be redeemed from such Holder; (2) the redemption price; (3) the redemption date; and (4) the place at which a Holder's certificate(s) representing shares of Series A Preferred Stock must be presented upon such redemption. Failure to give notice, or any defect in the notice, to any Holder of Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of Series A Preferred Stock being redeemed.

        (c) Notice having been given as herein provided, from and after the redemption date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof as registered holders of such shares of Series A Preferred Stock will cease. Upon surrender in accordance with said notice of the certificate(s) representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of GOIH, or a duly authorized committee thereof, shall so require and the notice shall so state), such shares shall be redeemed by GOIH at the redemption price aforesaid. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, be cancelled and not reissued. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Holder thereof.

        (d) The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

4.      Liquidation Rights.

        (a) Upon any voluntary or involuntary dissolution, liquidation or winding up of GOIH, after payment or provision for the liabilities of GOIH and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series A Preferred Stock will be entitled to receive out of the assets of GOIH or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of GOIH's common stock (or any other stock of GOIH ranking, as to the distribution of assets upon dissolution, liquidation or winding up of GOIH, junior to the Series A Preferred Stock), the amount of $10.00 per share plus an amount, determined in accordance with Section 2 above, equal to the dividend (whether or not declared) for the then-current quarterly Dividend Period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series A Preferred Stock for prior Dividend Periods.

        (b) If the assets of GOIH available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series A Preferred Stock and holders of all other classes or series of stock of GOIH, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of GOIH, on a parity with the Series A Preferred Stock, the assets will be distributed to the Holders of Series A Preferred Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods).

        (c) Notwithstanding the foregoing, Holders of Series A Preferred Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of GOIH until holders of any classes or series of stock of GOIH ranking, as to the distribution of assets upon dissolution, liquidation or winding up of GOIH, prior to the Series A Preferred Stock have been paid all amounts to which such classes or series are entitled.

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Exhibit----Cert of Designation---GOIH Series A
Page 5 of 7

        (d) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of GOIH, nor the merger, consolidation or combination of GOIH into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with GOIH, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

        (e) After payment of the full amount of the distribution of assets upon dissolution, liquidation or winding up of GOIH to which they are entitled pursuant to paragraphs (a), (b) and (c) of this Section 4, the Holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by GOIH.

5.      No Conversion or Exchange Rights.

        The Holders of shares of Series A Preferred Stock will not have any rights to convert such shares into or exchange such shares for shares of any other class or classes, or of any other series of any class or classes, of stock or obligations of GOIH.


6.      No Pre-Emptive Rights.

        No Holder of Series A Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

7.      Voting Rights; Amendments.

        (a) Except as provided below, the Holders of Series A Preferred Stock will not be entitled to any voting rights, either general or special.

        (b) Without the consent of the Holders of Series A Preferred Stock, GOIH will have the right to amend, alter, supplement or repeal any terms of this Certificate or the Series A Preferred Stock (1) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision herein or (2) to make any other provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation so long as such action does not materially and adversely affect the interests of the Holders of Series A Preferred Stock; provided, however, that any increase in the amount of authorized or issued Series A Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of stock of GOIH, whether ranking prior to, on a parity with or junior to the Series A Preferred Stock, as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of GOIH, or otherwise, will not be deemed to materially and adversely affect the interests of the Holders of Series A Preferred Stock.

        (c) Except as set forth in paragraph (b) of this Section 7, the terms of this Certificate or the Series A Preferred Stock may be amended, altered, supplemented, or repealed only with the consent of the Holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting of stockholders at which the Holders of Series A Preferred Stock shall vote separately as a class. On matters requiring their consent, Holders of Series A Preferred Stock will be entitled to one vote per share.

        (d) The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of GOIH, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Series A Preferred Stock are listed at the time.

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Exhibit----Cert of Designation---GOIH Series A
Page 6 of 7

8.      Additional Classes or Series of Stock.

        The Board of Directors of GOIH, or a duly authorized committee thereof, shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of GOIH, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to, on a parity with or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of GOIH, or otherwise.

9.      Priority.

        For purposes of this Certificate of Designation, any stock of any class or series of GOIH shall be deemed to rank:

        (a) Prior to the shares of Series A Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of GOIH, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of GOIH, as the case may be, in preference or priority to the Holders of shares of Series A Preferred Stock.

        (b) On a parity with shares of Series A Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of GOIH, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series A Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of GOIH, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the Holders of shares of Series A Preferred Stock.

        (c) Junior to shares of Series A Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of GOIH, if such class shall be common stock of GOIH or if the Holders of shares of Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of GOIH, as the case may be, in preference or priority over the holders of such class or series.

10.     Transfer Agent, Dividend Disbursing Agent and Registrar.

        GOIH hereby appoints TBD, as its initial transfer agent, dividend disbursing agent and registrar for the Series A Preferred Stock. GOIH may at any time designate an additional or substitute transfer agent, dividend disbursing agent and registrar for the Series A Preferred Stock.

11.     Notices.

        Any notice provided or permitted by this Certificate of Designation to be made upon, or given or furnished to, the Holders of Series A Preferred Stock by GOIH shall be made by first-class mail, postage prepaid, to the addresses of such Holders as they appear on the books and records of GOIH. Such notice shall be deemed to have been sufficiently made upon deposit thereof in the United States mail. Notwithstanding anything to the contrary contained herein, in the case of the suspension of regular mail service or by reason of any other cause it shall be impracticable, in GOIH's judgment, to give notice by mail, then such notification may be made, in GOIH's discretion, by publication in a newspaper of general circulation in The City of Atlanta, GA or by hand delivery to the addresses of Holders as they appear on the books and records of GOIH.

12.     Registration Rights Agreement

        The Holders of Series A Preferred Stock shall be entitled to the benefits of the Registration Rights Agreement, executed by GOIH and dated as of the date of issuance of the Series A Preferred Stock. Holders of the Series A Preferred Stock may obtain a copy of the Registration Rights Agreement from the transfer agent for the Series A Preferred Stock.

        Receipt and acceptance of a share or shares of the Series A Preferred Stock by or on behalf of a Holder shall constitute the unconditional acceptance by such Holder (and all others having beneficial ownership of such share or shares) of all of the terms and provisions of this Certificate of Designation. No signature or other further manifestation of assent to the terms and

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Exhibit----Cert of Designation---GOIH Series A
Page 7 of 7

provisions of this Certificate of Designation shall be necessary for its operation or effect as between GOIH and the Holder (and all such others).





        Submitted by:

        /s/ Global 1 Investment Holding Corporation

        ------------------------------------------

        Global 1 Investment Holding Corporation

        June 5, 2007